      As filed with the Securities and Exchange Commission on June 18, 2003

                                                     Registration No. 333-_____

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                             PIONEER COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                        06-1215192
   (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                        Identification No.)


         700 LOUISIANA STREET                                   77002
              SUITE 4300                                      (Zip Code)
            HOUSTON, TEXAS
(Address of Principal Executive Offices)

                                ----------------

                             PIONEER COMPANIES, INC.
                         2001 EMPLOYEE STOCK OPTION PLAN
                            (Full title of the plan)

                                ----------------

                               KENT R. STEPHENSON
                  VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                             PIONEER COMPANIES, INC.
                              700 LOUISIANA STREET
                                   SUITE 4300
                              HOUSTON, TEXAS 77002
                     (Name and address of agent for service)

                                 (713) 570-3200
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                          PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                         AMOUNT TO BE    OFFERING PRICE PER  AGGREGATE OFFERING       AMOUNT OF
         TITLE OF SECURITIES TO BE REGISTERED           REGISTERED (1)        SHARE (2)           PRICE (2)       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share                      997,000             $3.85            $3,838,450             $311
-----------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional shares as may become issuable under the plan as a result of the antidilution provisions of the plan.

(2) Estimated pursuant to Rules 457(c) and (h) solely for purposes of computing the registration fee and based on the average of the high and low sales prices reported on the OTC Bulletin Board on June 16, 2003.

===============================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


         Note: The document(s) containing the information concerning the Pioneer Companies, Inc. 2001 Employee Stock Option Plan (the "Plan") required by Item 1 of Form S-8 and the statement of availability of registrant information, Plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which Pioneer Companies, Inc., a Delaware corporation ("Pioneer"), has filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 001-9859), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(1) Pioneer's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(2)      Pioneer's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 2003;

(3) Pioneer's Current Reports on Form 8-K filed with the Commission on March 7, 2003 and April 1, 2003; and

(4) The description of Pioneer's Common Stock, par value $.01 per share (the "Common Stock"), contained in Pioneer's Registration Statement on Form 8-A, filed with the Commission on June 16, 2003, as thereafter amended from time to time for the purpose of updating, changing or modifying such description.

         All documents filed by Pioneer with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The consolidated balance sheets of Pioneer and its subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficiency in assets) and cash flows for the year ended December 31, 2002, and (with respect to the operations of Pioneer prior to its emergence from bankruptcy on December 31, 2001) for each of the two years in the period ended December 31, 2001 included in Pioneer's Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference in this Registration Statement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Delaware General Corporation Law

         Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

         Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation) and except that no indemnification shall be made in respect of any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

         Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum or (3) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs by independent legal counsel in a written opinion or (4) by the stockholders.

         Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it ultimately is determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

         Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Fourth Amended and Restated Certificate of Incorporation

         The Fourth Amended and Restated Certificate of Incorporation of Pioneer provides that a director of Pioneer shall not be personally liable to Pioneer or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Pioneer or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

         Amended and Restated Bylaws

         The Amended and Restated Bylaws of Pioneer provide that Pioneer shall, to the maximum extent permitted from time to time under the law, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Pioneer or is or was serving at the request of Pioneer as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

         Expenses incurred by a director or officer of Pioneer in defending a civil or criminal action, suit or proceeding shall be paid by Pioneer upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Pioneer as authorized in the Amended and Restated Bylaws. Such expenses incurred by other employees and agents of Pioneer and other persons eligible for indemnification under the Amended and Restated Bylaws may be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         No amendment, modification or repeal of the indemnification provisions of the Amended and Restated Bylaws shall in any manner terminate, reduce or impair the right of any past, present or future director or officer of Pioneer or other persons eligible for indemnification under the Amended and Restated Bylaws to be indemnified by Pioneer, nor the obligation of Pioneer to indemnify any such director or officer of Pioneer and other persons eligible for indemnification under the Amended and Restated Bylaws under and in accordance with the provisions of the Amended and Restated Bylaws as in effect immediately prior to such amendment, modification or repeal with respect to claims arising, in whole or in part, from a state of facts extant on the date of, or relating to matters occurring prior to, such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

         Indemnification Agreements

         Pioneer has entered into Indemnification Agreements with each of its directors. The Indemnification Agreements provide that Pioneer shall indemnify the director when the director was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Pioneer), by reason of the fact that he was a director, officer, employee or agent of Pioneer, or is or was serving at the request of Pioneer as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Pioneer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

         In addition, the Indemnification Agreements provide that Pioneer shall indemnify the director when the director was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Pioneer to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of Pioneer, or is or was serving at the request of Pioneer as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of Pioneer and except that no indemnification shall be made in respect of any claim, issue or matter as to which the director shall have been adjudged to be liable to Pioneer unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Indemnification Agreements also provide certain procedures regarding the right to indemnification and the advancement of expenses.

         Insurance

         Pioneer has obtained a policy of liability insurance to insure its officers and directors against losses resulting from certain acts or omissions committed by them in their capacities as officers and directors of Pioneer.

         The above discussion of Section 145 of the DGCL, Pioneer's Fourth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the Indemnification Agreements is not intended to be exhaustive and is respectively qualified in its entirety by reference to the DGCL, the Fourth Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Pioneer and such agreements, each as amended.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

     EXHIBIT
     NUMBER         DOCUMENT DESCRIPTION
     -------        --------------------

       4.1     --   Fourth Amended and Restated Certificate of Incorporation of
                    Pioneer (incorporated by reference to Exhibit 3.1 of Pioneer's Annual Report on Form 10-K for the year ended
                    December 31, 2001, File No. 001-9859).

       4.2    --    Amended and Restated Bylaws of Pioneer (incorporated by
                    reference to Exhibit 3.2 of Pioneer's Annual Report on Form
                    10-K for the year ended December 31, 2001, File No.
                    001-9859).

       4.3    --    Pioneer Companies, Inc. 2001 Employee Stock Option Plan
                    (incorporated by reference to Exhibit 10.1 of Pioneer's
                    Annual Report on Form 10-K for the year ended December 31,
                    2001, File No. 001-9859).

       4.4    --    Specimen Pioneer Companies, Inc. Stock Certificate
                    (incorporated by reference to Exhibit 4.1 of Pioneer's
                    Annual Report on Form 10-K for the year ended December 31,
                    2001, File No. 001-9859).

      *5.1    --    Opinion of Baker Botts L.L.P. as to the legality of
                    securities.

      *23.1   --    Consent of Deloitte & Touche LLP.

      *23.2   --    Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).

      *24.1   --    Powers of Attorney (included on the signature page of the
                    Registration Statement).

-------------------------
*   Filed herewith.

ITEM 9.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that the undertakings set forth in paragraphs
     (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
         Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 17, 2003.

                                     PIONEER COMPANIES, INC.



                                     By: /s/ MICHAEL Y. MCGOVERN
                                         --------------------------------------
                                         Michael Y. McGovern
                                         President and Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below appoints Michael Y. McGovern, President and Chief Executive Officer of Pioneer, Gary L. Pittman, Vice President and Chief Financial Officer of Pioneer, and Kent R. Stephenson, Vice President, Secretary and General Counsel of Pioneer, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his capacity as a director or officer or both, as the case may be, of Pioneer, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Pioneer to comply with the Securities Act, and to file the same with the Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON JUNE 17, 2003.

           SIGNATURE                                   TITLE
           ---------                                   -----


     /s/ MICHAEL Y. MCGOVERN               President, Chief Executive Officer
------------------------------------       and Director (Principal Executive
      (Michael Y. McGovern)                Officer)


       /s/ GARY L. PITTMAN                 Vice President and Chief Financial
------------------------------------       Officer (Principal Financial Officer)
        (Gary L. Pittman)


       /s/ LYN N. GARLAND                  Vice President and Controller
------------------------------------       (Principal Accounting Officer)
        (Lyn N. Garland)


     /s/ DAVID N. WEINSTEIN                Chairman of the Board of Directors
------------------------------------
       (David N. Weinstein)


       /s/ MARVIN E. LESSER                Director
------------------------------------
        (Marvin E. Lesser)


      /s/ GARY L. ROSENTHAL                Director
------------------------------------
       (Gary L. Rosenthal)

                                  EXHIBIT INDEX



     EXHIBIT
     NUMBER         DOCUMENT DESCRIPTION
     -------        --------------------

       4.1     --   Fourth Amended and Restated Certificate of Incorporation of
                    Pioneer (incorporated by reference to Exhibit 3.1 of Pioneer's Annual Report on Form 10-K for the year ended
                    December 31, 2001, File No. 001-9859).

       4.2    --    Amended and Restated Bylaws of Pioneer (incorporated by
                    reference to Exhibit 3.2 of Pioneer's Annual Report on Form
                    10-K for the year ended December 31, 2001, File No.
                    001-9859).

       4.3    --    Pioneer Companies, Inc. 2001 Employee Stock Option Plan
                    (incorporated by reference to Exhibit 10.1 of Pioneer's
                    Annual Report on Form 10-K for the year ended December 31,
                    2001, File No. 001-9859).

       4.4    --    Specimen Pioneer Companies, Inc. Stock Certificate
                    (incorporated by reference to Exhibit 4.1 of Pioneer's
                    Annual Report on Form 10-K for the year ended December 31,
                    2001, File No. 001-9859).

      *5.1    --    Opinion of Baker Botts L.L.P. as to the legality of
                    securities.

      *23.1   --    Consent of Deloitte & Touche LLP.

      *23.2   --    Consent of Baker Botts L.L.P. (contained in Exhibit 5.1).

      *24.1   --    Powers of Attorney (included on the signature page of the
                    Registration Statement).

-------------------------
*   Filed herewith.